Amendment No. 1
to
MEDL Mobile Holdings, Inc.
2011 Equity Incentive Plan

By virtue and in exercise of the powers under Section 2(b) of the 2011 Equity Incentive Plan (the “Plan”) of MEDL Mobile Holdings, Inc. (the “Company”), a Nevada corporation, the Board of Directors of the Company hereby adopts this Amendment No. 1 to Equity Incentive Plan:

1.           Section 3(a) of the Plan is stricken in its entirety and is amended to read as follows:

“(a)           Share Reserve.  Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed ten million (10,000,000) shares.”

2.           Except as aforesaid, the Plan shall remain in full force and effect.